EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-64493, 333-124030, 333-124031 and 333-151024 on Form S-8 of CSP, Inc and subsidiaries of our report dated December 23, 2014, relating to our audit of the consolidated financial statements, which is incorporated in this Annual Report on Form 10-K of CSP, Inc. and subsidiaries for the year ended September 30, 2014.

Boston, Massachusetts
December 23, 2014